Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Jaguar Uranium Corp. of our report dated July 31, 2024, relating to the consolidated financial statements of 2847312 Ontario Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DNTW Toronto LLP

DNTW Toronto LLP
Toronto, Ontario
January 30, 2026